Exhibit 10.37

March 10, 2014

VIA EMAIL (Johnmphilpott@gmail.com)	PERSONAL & CONFIDENTIAL

John Philpott
1560 Menta Lane
Camarillo, California 93010

Re:                             Employment Offer

Dear John:

I am pleased to extend this formal offer of full-time employment to join Resonant Inc. (the “Company”) as our Chief Financial Officer.  This is a key position on our executive team reporting directly to me.  I’m excited to have you joining us!  This letter sets out the terms and conditions of your employment with Resonant.

Your start date will be June 1, 2014 or such earlier date as you can comfortably accommodate (the “Start Date”).  Starting today and until your Start Date, you will serve as a part-time financial consultant at the rate of $200 per hour (not to exceed $2,000 per day) with the mutual expectation of approximately 10 hours per week.  We also plan to introduce you to our investors in the prospectus for our initial public offering (the “IPO”).  Please complete the enclosed questionnaire for our use in preparing the prospectus.  You hereby consent to the inclusion in our prospectus of your name, biographical information and the terms of this agreement.

Your annual base salary will be $225,000 (the “Annual Base Salary”), payable in accordance with the Company’s regular schedule for paying its employees, currently every two weeks.  Any bonus compensation will be payable at the sole discretion of the Company’s Board of Directors (the “Board”).

You will be entitled to paid vacation in accordance with the Company’s vacation policy as generally applicable to all of its employees.  You may take your vacation at times mutually acceptable to you and the Company.  In this regard, the Company would appreciate as much advance warning of your vacations as reasonably possible so that your duties can be covered by others in your absence.  You also will be entitled to take the Company’s paid holidays (typically not fewer than ten (10) days per year).  We acknowledge and consent to your current plans for two vacations later this year — approximately ten days in July and two weeks in October — and will allow you to accrue negative vacation for this purpose.

Your place of employment will be our new corporate office in Goleta, California.  However, in deference to the long commute, you may work from home one day per week subject to the demands of our business.  You will be required to devote all of your business time, energy, skill, and efforts to faithfully and diligently further the business interests of the Company.

You will be entitled to participate in the benefit plans that the Company generally makes available to its employees, including, without limitation, its group health insurance program and its 401k plan, in each case in accordance with the terms thereof, which may change from time to time.

The Company has adopted an incentive equity plan (the “Plan”).  The Board has approved the grant of non-qualified stock options to purchase shares of the Company’s common stock (“Shares”) at a per Share exercise price equal to the IPO price.  The Options are subject to “vesting” which means that the recipient must be employed by us (or are otherwise still rendering services to us) on the applicable vesting date.  We will grant you an incentive stock option (the “Option”) on the same terms for Eighty Thousand (80,000) Shares which represents

110 Castilian Drive  •  Suite 100  •  Goleta   •  California 93117

approximately a 1.5% equity stake on a fully-diluted basis pre-IPO.  Your Option will have the following vesting schedule:

•                                          20,000 Shares (25%) vesting on June 30, 2015, and

•                                          60,000 Shares (75%) vesting quarterly over the next three years at rate of 5,000 Shares per quarter on the last business day of each fiscal quarter.

Your employment at the Company will be on an at-will basis.  This means that you will have the right to terminate your employment at any time with or without cause or notice, and the Company will reserve for itself an equal right.  Upon any termination of your employment, you will be entitled to receive:

•                                          Annual Base Salary earned but unpaid as of your termination or resignation date;

•                                          Payment in lieu of any vacation accrued but unused as of the date of your termination or resignation;

•                                          Any business expenses incurred but not reimbursed (in accordance with Company policy) as of your termination or resignation date; and

•                                          Any amounts or benefits under any Company compensation, incentive, or benefit plans vested but not paid as of your termination or resignation date (according to the payment provisions of such plans).

We will also pay for professional dues and continuing education expenses customary for your profession.  We understand this would include annual AICPA, Cal CPA, FEI and CPA renewal fees (approximately $2,000 annual) plus courses and the cost of travel for the annual CPE courses, not to exceed $10,000 in the aggregate.

Lastly, we will be executing indemnification agreements with, and purchasing D&O insurance coverage for, all of our directors and officers effective as of the IPO date.

We understand that this letter does not address all of the compensation matters typical for executives of a public company.  Our Compensation Committee plans to begin work on a comprehensive executive compensation policy shortly after the IPO.  I expect their work will include a review of, and the adoption of a policy for, such matters as base salaries, annual bonuses, equity grants, employment agreements, severance packages and change of control provisions.  I expect the Company will have new policies and agreements in place for all executives within 6 months of the IPO.

The offer of employment set forth in this Letter will remain valid for ten (10) business days.

Concurrently with your execution of this Letter, please execute the enclosed copies of our standard Employee Invention, Confidentiality and Non-Solicitation Agreement (the “Invention Agreement”) and Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”).  This Letter, the Invention Agreement and the Arbitration Agreement will together form the entire agreement with respect to your employment and supersede any prior agreements between you and the Company on the subject, whether written or oral.  In your case, this would include your existing engagement letter for legal services.  The terms of your employment may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the benefits provided to you and its other employees.

We look forward to working with you!

Regards,

/s/ Terry Lingren
Terry Lingren

Enclosures (Invention Agreement and Arbitration Agreement)

Cc:                             Robert B. Hammond, PhD, Chief Technology Officer and Co-Founder

Neal Fenzi, Vice President Engineering and Co-Founder

ACCEPTED AND AGREED:

/s/ John Philpott
John Philpott